Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-296623

PROSPECTUS

Broadcom Inc.

Exchange Offer for

Up to $750,000,000 4.000% Senior Notes due 2029

Up to $1,200,000,000 4.150% Senior Notes due 2032

Broadcom Inc., a Delaware corporation (the “Issuer,” “Broadcom,” “we” or “us”), is offering (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this prospectus, to exchange any and all of the notes that we issued on April 14, 2022, identified under “Title of the Outstanding Notes” in the table below (collectively, the “Outstanding Notes”), for a like principal amount of notes that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), having substantially the same terms as the Outstanding Notes of such series and evidencing the same indebtedness as the Outstanding Notes of such series, as described under “Title of the Exchange Notes” in the table below (collectively, the “Exchange Notes” and, together with the Outstanding Notes, the “Notes”). The terms of the Exchange Offer are summarized below and are more fully described in this prospectus.

Description of the Outstanding Notes			Description of the Exchange Notes
CUSIP Number	Title of the Outstanding Notes	Principal Amount Outstanding	CUSIP Number	Title of the Exchange Notes
11135F BR1 (Rule 144A) U1109M AY2 (Regulation S)	4.000% Senior Notes due 2029	$ 750,000,000	11135F BS9	4.000% Senior Notes due 2029
11135F BT7 (Rule 144A) U1109M AZ9 (Regulation S)	4.150% Senior Notes due 2032	$1,200,000,000	11135F BU4	4.150% Senior Notes due 2032

We are offering to exchange the Outstanding Notes for the Exchange Notes to satisfy our obligations in the registration rights agreement that we entered into when the Outstanding Notes were issued pursuant to Rule 144A and Regulation S under the Securities Act. By means of a separate prospectus and not by means of this prospectus, we are separately offering to exchange any and all of the notes that we issued on September 30, 2021. The offers are not conditioned on each other. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the other exchange offer.

The Exchange Offer

•

We will exchange all Outstanding Notes that are validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) for an equal principal amount of the respective series of Exchange Notes that are freely tradable, except in limited circumstances as described below.

•	The Exchange Offer expires at 5:00 p.m., New York City time, on July 17, 2026, unless extended (the “Expiration Date”). We do not currently intend to extend the Expiration Date.

•

To exchange your Outstanding Notes for Exchange Notes, you are required to make the representations described herein to us, including those set forth on pages 21-23 in the section entitled “The Exchange Offer.”

•	You may withdraw tenders of your Outstanding Notes at any time prior to the Expiration Date of the Exchange Offer.

•	The exchange of the Outstanding Notes for Exchange Notes in the Exchange Offer will not constitute a taxable event for U.S. federal income tax purposes.

•

We will not receive any proceeds from the Exchange Offer. The Outstanding Notes surrendered and exchanged for the Exchange Notes will be retired and cancelled. Accordingly, the issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness.

The Exchange Notes

•

The terms of the Exchange Notes to be issued in the Exchange Offer are identical in all material respects to the terms of the respective series of Outstanding Notes, except that the transfer restrictions, registration rights and additional payments upon a failure to fulfill certain obligations under the registration rights agreement do not apply to the Exchange Notes, and the Exchange Notes will have a different CUSIP number.

Resales of the Exchange Notes

•

The Exchange Notes may be resold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the Exchange Notes on any securities exchange or market.

All untendered Outstanding Notes will continue to be subject to the transfer restrictions set forth in the Outstanding Notes and in the Indenture (as defined below in “Description of Exchange Notes”). In general, the Outstanding Notes may not be offered or sold, except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not intend to register the Outstanding Notes under the Securities Act.

See “Risk Factors” beginning on page 9 for a discussion of certain risks that you should consider before participating in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the date of this prospectus (or such shorter period if a broker-dealer is no longer required to deliver the prospectus), we will make this prospectus available to any broker-dealer for use in connection with such resales. See “Plan of Distribution.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 17, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus or in any additional written communication prepared by or authorized by us. We have not authorized anyone to provide you with any information or represent anything about us, our financial results or the Exchange Offer that is not contained in or incorporated by reference into this prospectus or in any additional written communication prepared by or on behalf of us. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to exchange the Outstanding Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or in any additional written communication prepared by or on behalf of us is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document containing such information incorporated by reference.

None of the Issuer, the Trustee (as defined below), the Exchange Agent (as defined below) or any of their respective affiliates makes any recommendation as to whether or not you should tender Outstanding Notes pursuant to the Exchange Offer, and no one has been authorized by any of them to make such recommendations. You should make your own decisions as to whether to tender Outstanding Notes, and, if so, the principal amount of Outstanding Notes to tender.

This registration statement incorporates important business and financial information about Broadcom that is not included or delivered with this document. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also access the SEC filings and obtain other information about Broadcom Inc. through the Investor Center section of our website, which is located at www.broadcom.com. Information on, or accessible through, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus, except for the SEC filings set forth below under “Incorporation of Certain Documents by Reference.” To ensure timely delivery, you must make your request to us no later than July 10, 2026, which is five business days prior to the Expiration Date of the Exchange Offer.

As used in this prospectus, unless otherwise indicated or required by the context, the terms “Broadcom,” “we,” “our,” “us” and the “Company” refer to Broadcom Inc. and its consolidated subsidiaries, and the term “Issuer” refers only to Broadcom Inc. and not to any of its subsidiaries.

We operate on a 52- or 53-week fiscal year ending on the Sunday closest to October 31. Our fiscal year ended November 2, 2025 was a 52-week fiscal year.

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WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov and through the Investor Center section of our website at www.broadcom.com. The reference to our website address does not constitute incorporation by reference of the information contained on or accessible through our website.

This prospectus is part of a registration statement on Form S-4 (File No. 333-296623) that we filed with the SEC with respect to the Exchange Offer and does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus or any related free writing prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement or the documents incorporated by reference therein, reference is made to the exhibits for a more complete description of the matter involved.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the following documents Broadcom has filed with the SEC:

(1)	Annual Report on Form 10-K for the fiscal year ended November 2, 2025, filed on December 18, 2025;

(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended February 1, 2026 and May 3, 2026, filed on March 11, 2026 and June 9, 2026, respectively;

(3)

Current Reports on Form 8-K filed on December 11, 2025 (Item 8.01 only), January  13, 2026, March  2, 2026, March  4, 2026 (Item 8.01 only), April  2, 2026, April  6, 2026, April  21, 2026, June 3, 2026 (Item  8.01 only) and June 11, 2026; and

(4)

Definitive Proxy Statement on Schedule 14A, filed on March 2, 2026 (solely to the extent specifically incorporated by reference into Broadcom’s Annual Report on Form 10-K for the fiscal year ended November 2, 2025, filed on December 18, 2025).

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus until the completion of the Exchange Offer shall be deemed incorporated by reference in this prospectus and to be part hereof from the date of the filing of such documents except as to any portion of any document, portions of documents, exhibit or other information that is deemed to be furnished and not filed under such provisions.

If requested, we will provide to each person, including any beneficial owners, to whom a prospectus is delivered a copy of the reports and documents that have been incorporated by reference into this prospectus. Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may make a request through the Investor Center section of our website or by writing or telephoning us at the following address or phone number:

Broadcom Inc.

Attn: Investor Relations

3421 Hillview Avenue

Palo Alto, California 94304

Telephone: (650) 427-6000

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JULY 10, 2026, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus, and the documents incorporated by reference, including the “Risk Factors” section, the historical financial statements and the notes to those financial statements.

Broadcom Inc.

Broadcom Inc., a Delaware corporation headquartered in Palo Alto, California, is a global technology leader that designs, develops and supplies a broad range of semiconductor and semiconductor-based solutions and infrastructure software solutions. Our semiconductor and semiconductor-based solutions include a broad portfolio of complex digital and mixed signal devices based on silicon wafers with complementary metal oxide semiconductor transistors, III-V based devices, network interface cards and other modules, switches, subsystems and, in some cases, racks. Our solutions are used in a wide array of environments, end products and applications, such as enterprise and artificial intelligence (“AI”) data centers, servers and networking and connectivity equipment, as well as storage systems, home connectivity devices, set-top boxes, broadband access, telecommunication equipment, wireless devices and base stations, factory automation, power generation and alternative energy systems, and electronic displays. Our infrastructure software solutions help enterprises simplify their information technology (“IT”) environments. Our customers rely on our infrastructure and security software solutions to modernize, optimize, and secure the most complex private cloud, hybrid cloud and edge environments. This enables scalability, agility, automation, insights, resiliency and security, making it easy for customers to run their mission-critical workloads. We also offer mission-critical fibre channel storage area networking (“FC SAN”) products and related software in the form of modules, switches and subsystems incorporating multiple semiconductor products.

Corporate Information

Our principal executive office is located at 3421 Hillview Avenue, Palo Alto, California 94304, and our telephone number is (650) 427-6000. All of our operations are conducted through our various subsidiaries, which are organized and operated according to the laws of their country of incorporation, and consolidated by Broadcom. We maintain an Investor Center page on our website at www.broadcom.com where general information about Broadcom is available. The reference to our website address does not constitute incorporation by reference of the information contained on our website. For further information regarding Broadcom, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

The Exchange Offer

The summary below describes the principal terms of the Exchange Offer. You should read carefully this entire prospectus and all the information included or incorporated by reference herein, especially the risks discussed in the section entitled “Risk Factors” beginning on page 9 of this prospectus and in our periodic reports filed with the SEC. See also the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the Exchange Offer.

General	In connection with a private placement completed on April 14, 2022, we entered into a registration rights agreement with the initial purchasers of the Outstanding Notes (as defined below) in which we agreed, among other things, to use our commercially reasonable efforts to cause the Exchange Offer described in this prospectus to be consummated upon the terms and subject to the conditions set forth in such registration rights agreement. You are entitled to exchange in the Exchange Offer your Outstanding Notes for Exchange Notes (as defined below), which are identical in all material respects to the Outstanding Notes except:

•	the offer and sale of the Exchange Notes will have been registered under the Securities Act;

•	the Exchange Notes are not entitled to any registration rights that are applicable to the Outstanding Notes under the registration rights agreement; and

•	the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default are no longer applicable.

The Exchange Offer	We are offering to exchange up to $750,000,000 4.000% Senior Notes due 2029 (the “2029 Notes”) and up to $1,200,000,000 4.150% Senior Notes due 2032 (the “2032 Notes” and, together with the 2029 Notes, collectively, the “Exchange Notes”), in each case the offer and sale of which have been registered under the Securities Act, for any and all of the outstanding $750,000,000 4.000% Senior Notes due 2029 and $1,200,000,000 4.150% Senior Notes due 2032 (collectively, the “Outstanding Notes” and, together with the Exchange Notes, the “Notes”) that we issued on April 14, 2022.

Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the Exchange Notes for all Outstanding Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. The exchange will be effected promptly after the expiration of the Exchange Offer.

Transfers

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Expiration Date	The Exchange Offer expires at 5:00 p.m., New York City time, on July 17, 2026, unless extended by us. We do not currently intend to extend the Expiration Date.

Withdrawal	You may withdraw any tender of your Outstanding Notes at any time prior to the expiration of the Exchange Offer. We will return to you any of your Outstanding Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the Exchange Offer.

Interest on the Exchange Notes and the Outstanding Notes	The Exchange Notes bear interest at the following rates: 4.000% per annum for the 2029 Notes and 4.150% per annum for the 2032 Notes. In each case, the Exchange Notes bear interest from April 15, 2026.

If your Outstanding Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on such Outstanding Notes. Any Outstanding Notes not accepted for exchange will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of any series of the Outstanding Notes being tendered or accepted for exchange. Our obligation to accept Outstanding Notes tendered in the Exchange Offer is subject to the satisfaction or waiver of certain customary conditions. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

By means of a separate prospectus and not by means of this prospectus, we are separately offering to exchange any and all of the notes that we issued on September 30, 2021. The offers are not conditioned on each other. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the other exchange offer.

Procedures for Tendering Outstanding Notes	Holders of Outstanding Notes who wish to participate in the Exchange Offer must comply with the procedures under The Depository Trust Company (“DTC”)’s Automated Tender Offer Program (“ATOP”) prior to the Expiration Date. By participating in the Exchange Offer, a holder of Outstanding Notes will be deemed to have represented to us that, among other things:

•	it does not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	it is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes;

•	it is acquiring the Exchange Notes in the ordinary course of its business; and

•

if it is a broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Outstanding Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender those Outstanding Notes on your behalf. If you wish to tender on your own behalf, you must, prior to delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

No Letter of Transmittal	There is no letter of transmittal for Outstanding Notes tendered in connection with the Exchange Offer. The valid electronic submission of acceptance through ATOP shall constitute delivery of the Outstanding Notes in connection with the Exchange Offer.

No Guaranteed Delivery Procedures	There are no guaranteed delivery procedures for the Exchange Offer. Holders must tender their Outstanding Notes in accordance with DTC’s ATOP procedures prior to the Expiration Date.

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Notes pursuant to the terms of, the Exchange Offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the applicable interest rate on the Outstanding Notes under the circumstances described in the registration rights agreement. If you do not tender your Outstanding Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Outstanding Notes as set forth in the Indenture under which the Outstanding Notes were issued, except we will not have any further obligation to you to provide for the exchange and registration of the Outstanding Notes under the registration rights agreement.

Consequences of Failure to Exchange	All untendered Outstanding Notes will continue to be subject to the transfer restrictions set forth in the Outstanding Notes and in the Indenture under which the Outstanding Notes were issued. In general, the Outstanding Notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the Exchange Offer, we do not anticipate that we will register the offer and sale of the Outstanding Notes under the Securities Act. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Outstanding Notes could be adversely affected.

U.S. Federal Income Tax Consequences of the Exchange Offer	The exchange of Outstanding Notes for Exchange Notes in the Exchange Offer will not constitute a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes in the Exchange Offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association, is the Exchange Agent for the Exchange Offer. The address and telephone number of the Exchange Agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the Outstanding Notes and the Exchange Notes. The Exchange Notes will have terms identical in all material respects to the Outstanding Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.

Issuer	Broadcom Inc., a Delaware corporation.

Notes Offered	$750,000,000 aggregate principal amount of 4.000% Senior Notes due 2029.

$1,200,000,000 aggregate principal amount of 4.150% Senior Notes due 2032.

Interest Rate	4.000% per annum for the 2029 Notes.

4.150% per annum for the 2032 Notes.

Interest Payment Dates	Interest on each series of Exchange Notes will be payable semi-annually in cash in arrears on April 15 and October 15 of each year, commencing on October 15, 2026.

Interest accrues from April 15, 2026, the most recent date on which interest has been paid on the Outstanding Notes.

Maturity Dates	April 15, 2029 for the 2029 Notes.

April 15, 2032 for the 2032 Notes.

No Guarantees	Neither the Outstanding Notes are, nor will the Exchange Notes be, guaranteed. See “Description of Exchange Notes—Guarantees.”

Ranking	The Exchange Notes will be the Issuer’s senior unsecured obligations and will:

•	rank equal in right of payment with all of the Issuer’s other existing and future senior unsecured indebtedness;

•	rank senior in right of payment to the Issuer’s existing and future subordinated indebtedness;

•	be effectively subordinated in right of payment to the Issuer’s existing and future secured obligations, to the extent of the assets securing such obligations; and

•	be structurally subordinated in right of payment to any existing and future indebtedness or other liabilities, including trade payables, of the Issuer’s subsidiaries.

As of May 3, 2026, (i) the Issuer had approximately $61,437 million aggregate principal amount of indebtedness for borrowed money, and (ii) the Issuer’s subsidiaries had approximately $5,283 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), of which $777 million is guaranteed by the Issuer, and all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Exchange Notes with respect to claims on the assets and cash flows of the Issuer’s subsidiaries.

Optional Redemption	The Issuer may, at its option, redeem or repurchase the Exchange Notes of each series, in whole or in part, at any time and from time to time prior to February 15, 2029 (in the case of the 2029 Notes) and January 15, 2032 (in the case of the 2032 Notes), in each case at a price equal to 100% of the principal amount of the Exchange Notes of such series to be redeemed, plus a “make-whole” premium, which is described under “Description of Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

On or after February 15, 2029 (in the case of the 2029 Notes) and January 15, 2032 (in the case of the 2032 Notes), the Issuer may redeem or repurchase all or any part of the Exchange Notes of the applicable series, at any time or from time to time, at a redemption price equal to 100% of the aggregate principal amount of the Exchange Notes of such series to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of Exchange Notes—Optional Redemption.”

Additional Amounts; Redemption for Taxation Reasons	After the occurrence of a Non-U.S. Domicile Transaction (as defined in “Description of Exchange Notes—Certain Covenants—Limitation on Mergers and Other Transactions”), if payments made by a non-U.S. Payor (as defined in “Description of Exchange Notes—Additional Amounts”) are subject to any withholding or deduction of taxes by certain relevant tax jurisdictions (other than the United States or any of its political subdivisions or governmental authorities), subject to certain exceptions, the non-U.S. Payor is required to pay the additional amounts necessary so that the net amount received by the holders of the Exchange Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. In the event that certain changes in the tax law of any relevant jurisdiction would require a non-U.S. Payor to make payments of such additional amounts on the Exchange Notes, the non-U.S. Payor may redeem the applicable series of Exchange Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Exchange Notes—Additional Amounts” and “Description of Exchange Notes—Redemption for Taxation Reasons.”

Change of Control Triggering Event	If the Issuer experiences a Change of Control Triggering Event (as defined under “Description of Exchange Notes”), each holder of Exchange Notes may require us to repurchase some or all of its

Exchange Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but excluding, the repurchase date. See “Description of Exchange Notes—Purchase of Notes upon a Change of Control Triggering Event.”

Certain Covenants	The Indenture governing the Exchange Notes contains covenants that limit, among other things, the ability of the Issuer and its subsidiaries to:

•	incur certain secured debt;

•	enter into certain sale and lease-back transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets.

These covenants are subject to a number of important qualifications and limitations. See “Description of Exchange Notes—Certain Covenants.”

Book-Entry	The Exchange Notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the Exchange Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of Exchange Notes—Book-Entry, Delivery and Form.”

No Listing	The Exchange Notes will not be listed on any securities exchange or market.

Governing Law	State of New York.

Trustee, Securities Registrar and Paying Agent	Wilmington Trust, National Association (in such capacity, the “Trustee”).

Risk Factors	You should carefully consider all of the information included and incorporated by reference in this prospectus, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 2, 2025, and our Quarterly Reports on Form 10-Q for the quarters ended February 1, 2026 and May 3, 2026, and in this prospectus beginning on page 9, as well as in the other reports we file from time to time with the SEC that are incorporated by reference herein. In addition, you should review the information set forth under “Forward-Looking Statements” before deciding to tender your Outstanding Notes in the Exchange Offer.

RISK FACTORS

Before deciding to tender your Outstanding Notes in the Exchange Offer, you should consider the risks described below and the other information included or incorporated by reference in this prospectus, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended November 2, 2025, and our Quarterly Reports on Form 10-Q for the quarters ended February 1, 2026 and May 3, 2026, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In any such case, the market price of our Exchange Notes could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus. In addition to the risk factors incorporated by reference herein, you should consider the additional risk factors below.

Risks Relating to Non-Participation in the Exchange Offer

The Outstanding Notes are subject to transfer restrictions.

The Exchange Notes will be registered pursuant to a registration statement filed with the SEC of which this prospectus forms a part. On the other hand, we have not registered the Outstanding Notes under the Securities Act. Consequently, the Outstanding Notes may not be offered or sold in the United States unless they are registered or transferred pursuant to an exemption from registration under the Securities Act. As a result, holders of the Outstanding Notes who do not participate in the Exchange Offer will face additional restrictions on the resale of their Outstanding Notes as compared to the Exchange Notes, and such holders may not be able to sell their Outstanding Notes at the time they wish or at prices acceptable to them. In addition, we do not currently anticipate that we will register the Outstanding Notes under the Securities Act and, if you are eligible to exchange your Outstanding Notes in the Exchange Offer and do not exchange your Outstanding Notes in the Exchange Offer, you will no longer be entitled to have those Outstanding Notes registered under the Securities Act pursuant to the registration rights agreement, subject to limited exceptions.

The liquidity of any trading markets that currently exist for the Outstanding Notes may be adversely affected by the Exchange Offer, and holders who fail to participate in the Exchange Offer may find it more difficult to sell their Outstanding Notes after the Exchange Offer is completed.

To the extent tenders of Outstanding Notes for exchange in the Exchange Offer are accepted by us and the Exchange Offer is completed, the trading markets for the Outstanding Notes that remain outstanding following the completion of the Exchange Offer may be significantly more limited. The remaining Outstanding Notes may command lower prices than comparable issues of securities with greater market liquidity and, if they currently qualify for inclusion in certain indices, may no longer qualify for inclusion. Reduced market values and reduced liquidity may also make the trading prices of the remaining Outstanding Notes more volatile. As a result, the market prices for the Outstanding Notes that remain outstanding after the completion of the Exchange Offer may be adversely affected as a result of the Exchange Offer.

Risks Relating to Participation in the Exchange Offer

The Exchange Offer may be cancelled or delayed.

The consummation of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offer is completed, the Exchange

Offer may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Outstanding Notes tendered for exchange.

Your tender of Outstanding Notes may not be accepted if you do not follow the applicable procedures for the Exchange Offer.

We will exchange the Exchange Notes for Outstanding Notes only if Outstanding Notes are in fact validly tendered and properly completed documentation for the Exchange Offer is delivered along with such tender, and if such Outstanding Notes are furthermore accepted for exchange pursuant to the Exchange Offer. Holders of Outstanding Notes are responsible for complying with all of the applicable procedures for tendering Outstanding Notes for exchange. If the instructions are not strictly complied with, the tender of Outstanding Notes may be rejected. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” for a description of the procedures to be followed to tender Outstanding Notes.

You should allow sufficient time to ensure delivery of the necessary documents. None of Broadcom, the Exchange Agent or any other person is under any duty to notify you of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

If you are a broker-dealer or participating in a distribution of the Exchange Notes, you may be required to deliver prospectuses and comply with other requirements.

If you exchange your Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased Outstanding Notes for its own account as part of market-making activities or trading activities must deliver a prospectus when it sells the Exchange Notes it receives in exchange for Outstanding Notes in the Exchange Offer. Our obligation to keep the registration statement, of which this prospectus forms a part, effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health, our ability to execute our business strategy and our ability to fulfill our obligations under the Exchange Notes.

From time to time, we require significant expenditures to support our growth and respond to business challenges, and as a result we have additional cash requirements to support the payment of interest on our outstanding indebtedness. We have outstanding indebtedness and other financial obligations, including backstops, and significant unused borrowing capacity under our revolving credit facility. As of May 3, 2026, (i) the Issuer had approximately $61,437 million aggregate principal amount of indebtedness for borrowed money, and (ii) the Issuer’s subsidiaries had approximately $5,283 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), of which $777 million is guaranteed by the Issuer, and all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Exchange Notes with respect to claims on the assets and cash flows of the Issuer’s subsidiaries. We may also incur additional indebtedness or enter into other financing arrangements, including backstops, in the future. Our substantial existing indebtedness and any incurrence of additional indebtedness in the future and the instruments governing our indebtedness could have important consequences including:

•	increasing our vulnerability to adverse general economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in the economy and the industries in which we operate;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•	making it more difficult to borrow additional funds in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes;

•

potentially requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our other business needs; and

•	making it more difficult for us to satisfy our financial obligations, including the Issuer’s obligations with respect to the Exchange Notes.

We receive debt ratings from the major credit rating agencies in the United States. Factors that may impact our credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities. Liquidity, asset quality, cost structure, reserve mix and commodity pricing levels could also be considered by the rating agencies. While we are focused on maintaining investment grade ratings from these agencies, we may be unable to do so. Any downgrade in our credit rating or the ratings of our indebtedness, or adverse conditions in the debt capital markets, could:

•	adversely affect the trading prices of, or markets for, our debt securities;

•	increase interest expense under our term facilities;

•	increase the cost of, and adversely affect our ability to refinance, our existing debt; and

•	adversely affect our ability to raise additional debt.

In addition, the current market volatility may adversely impact our ability to manage our debt, including through borrowing at favorable interest rates or due to reduced cash flows.

The instruments governing our indebtedness impose certain restrictions on our business.

The instruments governing our indebtedness contain, and the Indenture governing the Exchange Notes contains, certain covenants imposing restrictions on our business. These restrictions may affect our ability to operate our business, to plan for, or react to, changes in the market conditions or our capital needs and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions placed on us include maintenance of an interest coverage ratio and limitations on our ability to incur certain secured debt, enter into certain sale and lease-back transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. In addition, these instruments contain customary events of default upon the occurrence of which, after any applicable grace period, the indebtedness could be declared immediately due and payable. In such event, we may not have sufficient available cash to repay such debt at the time it becomes due, or be able to refinance such debt on acceptable terms or at all. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on, and to refinance, our debt, depends on our future performance, which is subject to economic, financial, competitive and other factors. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under our existing indebtedness, the Exchange Notes, and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our outstanding indebtedness or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms when needed, which could result in a default on our indebtedness.

In addition, we conduct our operations through our subsidiaries, none of which are or will be guarantors of the Exchange Notes. Accordingly, repayment of our indebtedness, including the Exchange Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt payment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.

Claims of holders of the Exchange Notes will be structurally subordinated to claims of creditors of our existing and future subsidiaries.

The Outstanding Notes are not, and the Exchange Notes will not be, guaranteed by any of the Issuer’s subsidiaries. Payments on the Exchange Notes are required to be made only by the Issuer. As a result, no payments are required to be made from assets of the Issuer’s subsidiaries, unless those assets are transferred by dividend or otherwise to the Issuer. In the event that any subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to the Issuer. Consequently, your claims in respect of the Exchange Notes will be structurally subordinated to all existing and future liabilities and obligations of the Issuer’s subsidiaries. As of May 3, 2026, (i) the Issuer had approximately $61,437 million aggregate principal amount of indebtedness for borrowed money, and (ii) the Issuer’s subsidiaries had approximately $5,283 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), of which $777 million is guaranteed by the Issuer, and all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Exchange Notes with respect to claims on the assets and cash flows of the Issuer’s subsidiaries.

Since the Exchange Notes will not be guaranteed, no holder of the Exchange Notes will have a claim as a creditor against any of the Issuer’s subsidiaries, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of the Issuer’s subsidiaries will be structurally senior to the claim of any holders of the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of Exchange Notes—Purchase of Notes upon a Change of Control Triggering Event”), unless the Issuer has exercised its option to redeem the Exchange Notes as described below under “Description of Exchange Notes—Optional Redemption,” each holder of Exchange Notes will have the right to require that the Issuer purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Exchange Notes, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date. See “Description of Exchange Notes—Purchase of Notes upon a Change of Control Triggering Event.”

The source of funds for any purchase of the Exchange Notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Exchange Notes upon a Change of Control Triggering Event because it may not have sufficient financial resources to purchase all of the Exchange Notes that are tendered upon a Change of Control Triggering Event. Further, the Issuer may be contractually restricted under the terms of other debt we may incur in the future from repurchasing all of the Exchange Notes tendered by holders upon a Change of Control Triggering Event. Accordingly, the Issuer may not be able to satisfy its obligation to purchase the Exchange Notes unless we are able to refinance or obtain waivers under such other indebtedness. Such failure to repurchase any tendered Exchange Notes upon a Change of Control (as defined under “Description of Exchange Notes—Purchase of Notes upon a Change of Control Triggering Event”) would cause a default under the Indenture governing the Exchange Notes and may cause a default under other debt agreements governing our other indebtedness, including our other indentures and credit agreements. Any transaction causing the occurrence of a Change of Control Triggering Event may also require us to offer to repurchase or repay our other indebtedness pursuant to similar provisions in our other debt agreements, including our indentures, and any of our future debt agreements may contain similar provisions.

Holders of the Exchange Notes may not be able to determine when a Change of Control giving rise to their right to have the Exchange Notes repurchased has occurred following a sale of “substantially all” of the assets of Broadcom.

The phrase “all or substantially all,” as used with respect to our assets in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Issuer offer to repurchase the Exchange Notes as a result of a sale, transfer, conveyance or other disposition of less than all of its assets and the assets of its subsidiaries, taken as a whole, to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or the sale of the Issuer to a public company that does not have a majority stockholder may not, under the Indenture governing the Exchange Notes, constitute a Change of Control that would require the Issuer to repurchase the Exchange Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Exchange Notes. See “Description of Exchange Notes—Purchase of Notes upon a Change of Control Triggering Event.” Similar provisions in our other debt agreements, including our indentures and credit agreements, and in any of our future debt agreements, may present similar risks.

An increase in market interest rates could result in a decrease in the relative value of the Exchange Notes.

In general, as market interest rates rise, debt instruments bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you exchange your Outstanding Notes in the Exchange Offer and market interest rates increase, the market values of your Exchange Notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings may not reflect all risks of your investment in the Exchange Notes.

Any credit ratings assigned or that will be assigned to the Exchange Notes are limited in scope, and do not address all material risks relating to an investment in the Exchange Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Exchange Notes and increase our corporate borrowing costs.

The Issuer may choose to redeem some or all of the Exchange Notes prior to maturity.

The Issuer may redeem some or all of the Exchange Notes at any time and from time to time. See “Description of Exchange Notes—Optional Redemption.” Although the Exchange Notes contain provisions designed to compensate you for the lost value of such Exchange Notes if we redeem some or all of such Exchange Notes prior to maturity, such provisions only approximate this lost value and may not adequately compensate you. Furthermore, in the event that certain changes in the tax law of any relevant jurisdiction would require a non-U.S. Payor (as defined in “Description of Exchange Notes—Additional Amounts”), following the occurrence of a Non-U.S. Domicile Transaction (as defined in “Description of Exchange Notes—Certain Covenants—Limitation on Mergers and Other Transactions”), to make payments of “additional amounts” on a series of Exchange Notes, the non-U.S. Payor may redeem such series of Exchange Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but excluding, the date of redemption. See “Description of Exchange Notes—Additional Amounts.” Depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the Exchange Notes of the applicable series being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Exchange Notes.

There are limited covenants in the Indenture governing the Exchange Notes.

The Indenture governing the Exchange Notes contains limited covenants, including those restricting our ability to incur certain secured debt and engage in certain sale and lease-back transactions. The limitations on incurring secured debt and sale and lease-back transactions contain certain exceptions. In addition, neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the Indenture governing the Exchange Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Exchange Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the Indenture governing the Exchange Notes from paying dividends or issuing or repurchasing our securities. Further, the Indenture governing the Exchange Notes permits us and our subsidiaries to engage in certain significant corporate events that would not constitute a “change of control” that would require us to make an offer to repurchase the Exchange Notes. There are no financial covenants in the Indenture governing the Exchange Notes. You are not protected under the Indenture governing the Exchange Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Exchange Notes—Certain Covenants—Limitation on Mergers and Other Transactions.”

The trading prices of the Exchange Notes may be volatile and can be directly affected by many factors, including our credit rating.

To the extent trading markets for the Exchange Notes develop, the trading prices of the Exchange Notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results and financial metrics, interest rates, the market for debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading prices of the Exchange Notes, or the trading market for the Exchange Notes, to the extent a trading market for the Exchange Notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading prices of the Exchange Notes.

We may not be able to refinance our indebtedness on favorable terms, if at all. Our inability to refinance our indebtedness, including the Exchange Notes, could materially and adversely affect our liquidity and our ongoing results of operations.

Our ability to refinance our indebtedness will depend in part on our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond our control. In addition, prevailing interest rates or other factors at the time of refinancing could increase our interest expense. A refinancing of our indebtedness could also require us to comply with more onerous covenants than the covenants to which we are presently subject and restrict our business operations. Our inability to refinance our indebtedness or to do so upon attractive terms could materially and adversely affect our business, prospects, results of operations, financial condition and cash flows, and make us more vulnerable to adverse industry and general economic conditions.

FORWARD-LOOKING STATEMENTS

This prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act) concerning Broadcom. These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Broadcom’s management, current information available to Broadcom’s management, and current market trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, we caution you not to place undue reliance on these statements.

Particular uncertainties that could materially affect future results include risks associated with: global economic conditions and uncertainty; government regulations, trade restrictions and trade tensions; global political and economic conditions relating to our international operations; cyclicality in the semiconductor industry undergoing profound change due to AI; any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; the slow or unsuccessful return on our research and development investments, expansion of our business strategy or adoption of new business models; our dependence on contract manufacturing and outsourced supply chain; our dependency on a limited number of suppliers; our ability to continue winning business in the semiconductor solutions industry; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; dependence on senior management and our ability to attract and retain qualified personnel; our ability to maintain or improve gross margin; our ability to protect against cybersecurity threats and a breach of security systems; prolonged disruptions of our, our customers’ or our suppliers’ facilities or other significant operations; our ability to maintain appropriate manufacturing capacity and quality; dependence on and risks associated with distributors and other channel partners of our products; ability of our software portfolio to manage and secure IT infrastructures and environments; demand for our data center virtualization products and customer acceptance of our software, services and business strategy; competitiveness of our software solutions and compatibility of our software with operating environments, platforms or third-party products; our ability to enter into satisfactory software license agreements; use of open source software in our software and services; sales to government customers; our ability to manage our software solutions and services lifecycles; our competitive performance; quarterly and annual fluctuations in operating results; any acquisitions or dispositions we may make, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired businesses with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions; involvement in legal proceedings; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims, or other undetected defects or bugs; our compliance with privacy and data security laws; corporate responsibility matters; our provision for income taxes and overall cash tax costs; our ability to maintain tax concessions in certain jurisdictions; potential tax liabilities as a result of acquiring VMware; our significant indebtedness and the need to generate sufficient cash flows to service and repay such debt; the amount and frequency of our share repurchase program; and other events and trends on a national, regional, industry-specific and global scale, including those of a political, economic, business, competitive and regulatory nature.

All forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus and under similar headings in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or incorporated by reference into this prospectus may not in fact occur. We undertake no intent or obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Broadcom will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase in our indebtedness.

THE EXCHANGE OFFER

General

We are offering to exchange a like principal amount of Exchange Notes for any or all Outstanding Notes on the terms and subject to the conditions set forth in this prospectus. We refer to the offer as the “Exchange Offer.” You may tender some or all of your Outstanding Notes pursuant to the Exchange Offer, in permitted denominations.

As of the date of this prospectus, $750,000,000 4.000% Senior Notes due 2029 and $1,200,000,000 4.150% Senior Notes due 2032 are outstanding. This prospectus is first being sent to all registered holders of Outstanding Notes known to us on or about June 17, 2026. Our obligation to accept Outstanding Notes for exchange pursuant to the Exchange Offer is subject to the satisfaction or waiver of certain conditions set forth under
“—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

In connection with the private offering and sale of the Outstanding Notes, we entered into a registration rights agreement with the initial purchasers of the Outstanding Notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Outstanding Notes for Exchange Notes. Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective and to cause the Exchange Offer to be consummated upon the terms and subject to the conditions set forth in the registration rights agreement. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Outstanding Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act, and the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The Exchange Notes will be issued under and entitled to the benefits of the Indenture that authorized the issuance of the Outstanding Notes. For a description of the Indenture, see “Description of Exchange Notes.”

Registration Rights

The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement listed in the exhibit index in the registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement and under the circumstances set forth below, we agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Outstanding Notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective until the earliest to occur of the following: (1) when a registration statement with respect to the Outstanding Notes has become effective and such Outstanding Notes have been exchanged or disposed of pursuant to such registration statement, (2) when the Outstanding Notes cease to be outstanding, or (3) the date that is five years from the respective closing date of the sale of the Outstanding Notes to the initial purchasers. These circumstances include:

•	if applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer;

•	if, for any other reason, we do not consummate the Exchange Offer on or before April 14, 2027, as applicable;

•

if an initial purchaser of the Outstanding Notes notifies us following consummation of the Exchange Offer that Outstanding Notes held by it are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

•

if certain holders are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the Outstanding Notes. Such additional interest will generally be required to be paid if:

•	we fail to consummate the Exchange Offer on or before April 14, 2027;

•

we are required to file a shelf registration statement, and we fail to file the shelf registration statement with the SEC on or before the 90th day after the date on which the shelf registration statement is required to be filed; or

•

after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

Each tendering holder of Outstanding Notes will represent, among other things, that:

•

it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;

•	the Exchange Notes will be acquired in the ordinary course of its business;

•

it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	it is not a broker-dealer that purchased any of the Outstanding Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•

if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange in the Exchange Offer any Outstanding Notes that are validly tendered and not validly withdrawn prior to the Expiration Date. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Exchange Notes in exchange for a corresponding principal amount of Outstanding Notes surrendered in the Exchange Offer. In exchange for each outstanding note surrendered in the Exchange Offer, we will issue Exchange Notes with a like principal amount.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange.

As of the date of this prospectus, there is outstanding a total of $1,950,000,000 aggregate principal amount of the Outstanding Notes. This prospectus is being provided to DTC as the registered holder of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. The Exchange Offer will remain open for at least 20 business days, or longer if required by applicable law, after the date that we deliver notice of the Exchange Offer to the holders of the Outstanding Notes.

Outstanding Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the Indenture relating to such holders’ series of Outstanding Notes and the registration rights agreement, except we will not have any further obligations to provide for the registration of the Outstanding Notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Outstanding Notes when we have given written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the Exchange Offer and to refuse to accept Outstanding Notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your Outstanding Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offer.

Expiration Date, Extensions, Amendments

As used in this prospectus, the term “Expiration Date” means 5:00 p.m., New York City time, on July 17, 2026. However, if we, in our sole discretion, extend the period of time for which the Exchange Offer is open, the term “Expiration Date” will mean the latest time and date to which we shall have extended the expiration of such Exchange Offer.

To extend the period of time during which an Exchange Offer is open, we will notify the Exchange Agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Outstanding Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The notification will set forth, among other things, the approximate number of Outstanding Notes tendered to date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Outstanding Notes (only in the case that we amend or extend the Exchange Offer);

•

to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the Exchange Agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the Exchange Offer in any manner. In the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the Outstanding Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable Outstanding Notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes, and we may terminate or amend the Exchange Offer as provided in this prospectus prior to the Expiration Date if in our reasonable judgment:

•	the Exchange Offer, or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

In addition, we will not be obligated to accept for exchange the Outstanding Notes of any holder that has not made to us:

•	the representations described under “—Procedures for Tendering Outstanding Notes” and “—Acceptance of Exchange Notes” and “Plan of Distribution;” and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the offer and sale of the Exchange Notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the Exchange Offer is open. Consequently, we may delay acceptance of any Outstanding Notes by providing written notice of such extension to their holders, which such notice may be delivered electronically through DTC. We will return any Outstanding Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Outstanding Notes not previously accepted for exchange upon the occurrence of any of the conditions of the Exchange Offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the Exchange Agent, which notice may be electronic, and holders of the Outstanding Notes as promptly as practicable, which such notice to holders may be delivered electronically through DTC. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the Expiration Date.

In addition, we will not accept for exchange any Outstanding Notes tendered, and will not issue Exchange Notes in exchange for any such Outstanding Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of any series of the Outstanding Notes being tendered or accepted for exchange. Our obligation to accept Outstanding Notes tendered in the Exchange Offer is subject to the satisfaction or waiver of certain customary conditions. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

By means of a separate prospectus and not by means of this prospectus, we are separately offering to exchange any and all of the notes that we issued on September 30, 2021. The offers are not conditioned on each other. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the other exchange offer.

Procedures for Tendering Outstanding Notes

What to Submit and How

If you, as the registered holder of Outstanding Notes, wish to tender your Outstanding Notes for exchange in the Exchange Offer, you must contact a DTC participant to complete the book-entry transfer procedures described below prior to the Expiration Date and you must comply with DTC’s Automated Tender Offer Program (“ATOP”) procedures described below. In addition, a timely confirmation of a book-entry transfer of Outstanding Notes, if such procedure is available, into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date.

Representations, Warranties, Acknowledgements and Undertakings

By tendering Outstanding Notes through the submission of an electronic acceptance instruction in accordance with the requirements of DTC’s ATOP, a tendering holder of Outstanding Notes represents and warrants to us that:

•

neither the holder nor any beneficial owner for which the holder is tendering Outstanding Notes has (and, at the time the Exchange Offer is consummated, neither will have) an arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

•

neither the holder nor any beneficial owner for which the holder is tendering Outstanding Notes is an “affiliate,” as such term is defined in Rule 405 promulgated under the Securities Act, of ours. Upon our request, the holder or such beneficial owner will deliver to us a legal opinion confirming it is not such an affiliate;

•

neither the holder nor any beneficial owner for which the holder is tendering Outstanding Notes is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

•	the holder and any beneficial owner for which the holder is tendering Outstanding Notes is acquiring the Exchange Notes in the ordinary course of business of the holder (or such beneficial owner);

•

the holder and each beneficial owner for which the holder is tendering Outstanding Notes acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes or interests therein acquired by such person and cannot rely on the interpretive position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC staff’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters;

•

the holder and each beneficial owner for which the holder is tendering Outstanding Notes understands, acknowledges, and agrees that a secondary resale transaction described in the paragraph immediately above and any resales of Exchange Notes or interests therein obtained by such holder or beneficial owner in exchange for Outstanding Notes or interests therein originally acquired by such holder or beneficial owner directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC; and

•	the holder is not acting on behalf of any person or entity who could not truthfully make the foregoing representations and warranties.

In addition, by tendering Outstanding Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, each broker-dealer that is to receive Exchange Notes for its own account in exchange for Outstanding Notes represents and warrants to us that such Outstanding Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and acknowledges and agrees that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes; however, by so acknowledging and agreeing and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

By tendering Outstanding Notes through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP, a tendering holder of Outstanding Notes also represents and warrants to us that such holder:

•	acknowledges receipt of this prospectus (as it may be amended or supplemented from time to time), and agrees to all of the terms of the Exchange Offer;

•

understands, acknowledges and agrees that tenders of Outstanding Notes pursuant to the Exchange Offer will, upon our acceptance for exchange of such tendered Outstanding Notes, constitute a binding agreement between such holder and us upon the terms and subject to the conditions of the Exchange Offer;

•

irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Outstanding Notes (with full knowledge that the Exchange Agent also acts as the agent of the Company and as Trustee under the Indenture governing the Outstanding Notes), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Outstanding Notes on the account books maintained by DTC with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (b) present such Outstanding Notes for transfer on the books of the Company and receive all benefits and otherwise exercise all rights of beneficial ownership of such Outstanding Notes, all in accordance with the terms of the Exchange Offer;

•

has full power and authority to tender, sell, assign and transfer the Outstanding Notes tendered thereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company;

•

undertakes, upon request, to execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Outstanding Notes tendered thereby;

•

understands, acknowledges and agrees that all authority herein conferred or agreed to be conferred through the submission of an electronic acceptance instruction in accordance with the requirements of ATOP shall survive the death or incapacity of such holder and any obligation of such holder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors, and assigns of such holder;

•

understands, acknowledges and agrees that for purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Outstanding Notes when and if the Company has given written notice thereof to the Exchange Agent;

•

understands, acknowledges and agrees that, subject to, and effective upon, the acceptance for exchange of the Outstanding Notes tendered thereby, such holder thereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to such Outstanding Notes as are being tendered thereby upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time); and

•	understands, acknowledges and agrees that, except as stated in this prospectus in connection with a valid withdrawal, the tender of such holder’s Outstanding Notes is irrevocable.

No Letter of Transmittal or Guaranteed Delivery Procedures

There is no letter of transmittal for Outstanding Notes tendered in connection with the Exchange Offer. The valid submission of an electronic acceptance instruction through ATOP shall constitute delivery of the Outstanding Notes in connection with the Exchange Offer. There are no guaranteed delivery procedures applicable to the Exchange Offer.

Acceptance of Exchange Notes

In all cases, we will promptly issue Exchange Notes for Outstanding Notes that we have accepted for exchange under the Exchange Offer only after the Exchange Agent timely receives:

•	Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the Exchange Agent’s account at the book-entry transfer facility; and

•	a properly transmitted agent’s message.

By tendering Outstanding Notes pursuant to the Exchange Offer, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, and you do not have an arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes; and

•	you are acquiring the Exchange Notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive Exchange Notes for its own account in exchange for Outstanding Notes must represent that such Outstanding Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the Exchange Offer, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange will be determined in our reasonable discretion and will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Outstanding Notes not properly tendered or to not accept any particular Outstanding Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Outstanding Notes prior to the Expiration Date.

Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes for exchange must be cured before the Expiration Date. Neither we, the Exchange Agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder promptly after the Expiration Date.

Consequences of Failure to Exchange

If you do not exchange your Outstanding Notes for Exchange Notes under the Exchange Offer, your Outstanding Notes will remain subject to the transfer restrictions of such Outstanding Notes:

•

as set forth in the legend printed on the Outstanding Notes as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Outstanding Notes.

In general, you may not offer or sell your Outstanding Notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act.

Transfers of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the Exchange Offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not our “affiliate” as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business, then:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters;

•	you cannot tender your Outstanding Notes in the Exchange Offer; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any resale of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

This prospectus may be used for an offer to resell, or for the resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Outstanding Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that acquired Outstanding Notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

We do not intend to seek our own interpretation from the SEC staff regarding the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Book-Entry Delivery Procedures

The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Outstanding Notes by causing DTC to transfer Outstanding Notes into the Exchange Agent’s account in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Outstanding Notes so tendered will only be made after timely confirmation of book-entry transfer of Outstanding Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message, transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation.

If your Outstanding Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your Outstanding Notes of your intention to tender your Outstanding Notes or not tender your Outstanding Notes. To be timely, book-entry delivery of Outstanding Notes requires actual receipt by the Exchange Agent of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the Expiration Date. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent and we will not be able to accept your tender of Outstanding Notes until the Exchange Agent receives an agent’s message and a book-entry confirmation from DTC with respect to your Outstanding Notes.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Outstanding Notes at any time prior to the Expiration Date. For a withdrawal to be effective:

•	the Exchange Agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s ATOP system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the certificate numbers and principal amount of the Outstanding Notes; and

•	where certificates for Outstanding Notes have been transmitted, specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder.

If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Outstanding Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the Expiration Date.

Exchange Agent

Wilmington Trust, National Association, has been appointed as the Exchange Agent for the Exchange Offer. Wilmington Trust, National Association, also acts as trustee under the Indenture governing the notes. You should direct all questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

By Hand, Overnight Delivery or Mail

(Registered or Certified Mail Recommended):

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attention: Workflow Management, 5th Floor

By Facsimile:	To Confirm by Email:

(302) 636-4139	DL-DTC-Transfer_Agent_Team@mtb.com
Attention: Workflow Management

If you transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective. Fax cover sheets should provide a call-back number.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the Exchange Offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Outstanding Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Outstanding Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange.

Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will capitalize the expenses of the Exchange Offer and amortize them over the life of the Exchange Notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of Outstanding Notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Notes tendered;

•	such tendering holder instructs us to register the Exchange Notes in the name of a person other than the registered holder; or

•	a transfer tax is imposed for any reason other than the exchange of Outstanding Notes under the Exchange Offer.

Other

Participating in the Exchange Offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes.

DESCRIPTION OF EXCHANGE NOTES

The following description is a summary of the material terms of the Exchange Notes offered hereby and does not purport to be complete. Although for convenience the 2029 Notes and 2032 Notes are referred to as the “Exchange Notes,” each of the 2029 Notes and the 2032 Notes will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of Exchange Notes, unless the context otherwise requires, references to the “Exchange Notes” shall be deemed to refer to each series of notes separately, and not to the 2029 Notes and the 2032 Notes on any combined basis.

As used in the following description, the terms “Issuer,” “we,” “our” and “us” refer to Broadcom Inc., a Delaware corporation (“Broadcom”), and not any of its subsidiaries, unless the context requires otherwise. In addition, the term “Outstanding Notes” refers collectively to the $750,000,000 4.000% Senior Notes due 2029 and $1,200,000,000 4.150% Senior Notes due 2032.

On April 14, 2022, we issued the Outstanding Notes under that certain Indenture, dated April 14, 2022 (the “Indenture”) between us and Wilmington Trust, National Association, as Trustee. The following description of the Exchange Notes offered hereby is subject to, and is qualified in its entirety by reference to, the Indenture, including definitions therein of certain terms.

The Issuer will issue in exchange for the Outstanding Notes up to $1,950,000,000 aggregate principal amount of Exchange Notes that have been registered under the Securities Act. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the respective series of Outstanding Notes, which include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain obligations under the registration rights agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Description of Exchange Notes, the Exchange Notes of each series, any additional Exchange Notes of the same series issued as described below under “—General” and the Outstanding Notes of the respective series shall constitute a single series for all purposes under the Indenture, and references to the “Exchange Notes” in this Description of Exchange Notes shall be deemed to include any such additional Exchange Notes and Outstanding Notes, as applicable, where the context requires.

We urge you to read the Indenture (including definitions of terms used therein) because it, and not this description, will define your rights as a beneficial holder of the Exchange Notes. You may request copies of the Indenture from us at our address set forth under “Where You Can Find More Information” in this prospectus.

General

The Exchange Notes will be our senior unsecured obligations issued under the Indenture. The Trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and certain notices under the Indenture.

We will issue up to $750,000,000 aggregate principal amount of the 2029 Notes, which will mature on April 15, 2029, and up to $1,200,000,000 aggregate principal amount of the 2032 Notes, which will mature on April 15, 2032.

The Exchange Notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 in excess thereof.

The Exchange Notes will be senior unsecured obligations of the Issuer and rank equal in right of payment with all of the Issuer’s other existing and future senior unsecured indebtedness. The Exchange Notes will rank senior in right of payment to all of the Issuer’s existing and future subordinated indebtedness, and effectively subordinated in right of payment to the Issuer’s existing and future secured obligations, to the extent of the assets securing such obligations.

As of May 3, 2026, (i) the Issuer had approximately $61,437 million aggregate principal amount of indebtedness for borrowed money, and (ii) the Issuer’s subsidiaries had approximately $5,283 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), of which $777 million is guaranteed by the Issuer, and all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Exchange Notes with respect to claims on the assets and cash flows of the Issuer’s subsidiaries. The Exchange Notes will not be guaranteed by any of our subsidiaries and thus will rank structurally subordinated in right of payment to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries.

The Exchange Notes will not be subject to, and will not have the benefit of, any sinking fund.

The 2029 Notes bear interest at a fixed rate per year of 4.000%, starting on April 15, 2026 and ending April 15, 2029. The 2032 Notes bear interest at a fixed rate per year of 4.150%, starting on April 15, 2026 and ending April 15, 2032. Interest on the Exchange Notes will be payable semiannually on April 15 and October 15, starting on October 15, 2026. All payments of interest on the Exchange Notes will be made to the persons in whose names the Exchange Notes are registered on the April 1 or October 1 immediately preceding the applicable interest payment date.

Interest on the Exchange Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation are rounded to the nearest cent.

The Exchange Notes will be evidenced by one or more global notes deposited with a custodian for, and registered in the name of Cede & Co, as nominee of DTC. Except as described herein, beneficial interests in the global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the Exchange Notes on any national securities exchange or include the Exchange Notes in any automated quotation system.

Payments of principal of and interest on the Exchange Notes issued in book-entry form are made as described below under “—Book-Entry, Delivery and Form—Depositary Procedures.” Payments of principal of and interest on the Exchange Notes issued in definitive form, if any, are made as described below under “—Book-Entry, Delivery and Form—Payment and Paying Agents.”

Interest payable on any interest payment date or the maturity date is the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the issue date, if no interest has been paid or duly provided for with respect to the Exchange Notes) to, but excluding, such interest payment date or maturity date, as the case may be. If an interest payment date or the maturity date falls on a day that is not a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after such interest payment date or the maturity date, as the case may be, to the date of such payment on the next succeeding Business Day.

We may, without notice to or consent of the holders or beneficial owners of the Exchange Notes, issue additional Exchange Notes of the same series having the same ranking, interest rate, maturity and/or other terms as a series of Exchange Notes offered hereby (except for the issue price, the date of issuance and, in certain circumstances, the date interest begins to accrue and the first interest payment date). Any such additional Exchange Notes issued would be considered part of the same series of Exchange Notes under the Indenture as the applicable series of Exchange Notes offered hereby and may (but are not required to) bear the same CUSIP number as the applicable series of Exchange Notes offered hereby; provided that if the additional Exchange

Notes are not fungible with the applicable series of Exchange Notes for United States federal income tax purposes, the additional Exchange Notes will have a separate CUSIP number. Unless the context otherwise requires, references to “Exchange Notes” for all purposes under the Indenture and this description include any additional Exchange Notes that may be issued.

The Indenture does not contain any provisions that would limit the Issuer’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Guarantees

The Outstanding Notes are not, and the Exchange Notes will not be, guaranteed.

Optional Redemption

General

Prior to February 15, 2029 (two months prior to maturity) (the “2029 Par Call Date”), in the case of the 2029 Notes, and prior to January 15, 2032 (three months prior to maturity), in the case of the 2032 Notes (the “2032 Par Call Date” and together with the 2029 Par Call Date, each a “Par Call Date”), the Issuer may redeem the Exchange Notes of the applicable series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Exchange Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points (in the case of the 2029 Notes) and 30 basis points (in the case of the 2032 Notes) less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of such Exchange Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date. The Trustee has no duty to calculate or verify the calculation of the redemption price.

On or after the applicable Par Call Date, the Issuer may redeem the Exchange Notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such Exchange Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

Definitions

“Business Day” means, unless otherwise provided for a particular series of Exchange Notes, any day except a Saturday, Sunday or a legal holiday in The City of New York or a place of payment on which banking institutions are authorized or required by law, regulation or executive order to close.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Selection and Notice of Redemption

The notice of redemption will state the amount of Exchange Notes to be redeemed and the redemption date. At our request given at least five Business Days prior to the date such notice is to be sent, the Trustee shall give the notice of redemption in our name. In the event that we choose to redeem less than all of the Exchange Notes, selection of the Exchange Notes for redemption will be made by the Trustee pro rata, by lot or by such method as the Trustee shall deem fair and appropriate (and in the case of global notes, in accordance with the applicable procedures of DTC).

Notice of any redemption of any series of Exchange Notes may, at the Issuer’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another person.

No Exchange Notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be delivered at least 10 but not more than 60 days before the redemption date to each registered holder of Exchange Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption. Additionally, at any time, we may repurchase Exchange Notes in the open market and may hold such Exchange Notes or surrender such Exchange Notes to the Trustee for cancellation.

Redemption for Taxation Reasons

A non-U.S. Payor (as defined under “—Additional Amounts”) may redeem the Exchange Notes of a series, at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, upon not less than 10 nor more than 60 days’ prior notice to the holders of Exchange Notes (which notice shall be irrevocable), together with accrued and unpaid interest, if any, to (but not including) the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to the Tax Redemption Date) and all Additional Amounts (as defined under “—Additional Amounts”), if any, then due or that will become due on the Tax Redemption Date as a result of the redemption or otherwise, if any, if the non-U.S. Payor determines in good faith that, as a result of:

(1)

any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined under “—Additional Amounts”) affecting taxation; or

(2)

any change in, or amendment to, an official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the non-U.S. Payor is, or on the next date on which any amount would be payable in respect of the Exchange Notes would be, required to pay any Additional Amounts with respect to the Exchange Notes, and such obligation cannot be avoided by taking reasonable measures available to the non-U.S. Payor (including the appointment of a new paying agent).

In the case of any non-U.S. Payor, the Change in Tax Law must become effective after the date the applicable Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the non-U.S. Payor would be obligated to make such payment of Additional Amounts. Prior to the publication, mailing or delivery of any notice of redemption of the Exchange Notes pursuant to the foregoing, the non-U.S. Payor will deliver to the Trustee (a) an officer’s certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the non-U.S. Payor would be obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee will accept such officer’s certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a non-U.S. Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of the Indenture.

Additional Amounts

After the occurrence of a Non-U.S. Domicile Transaction (as defined below) with respect to the Issuer or any successor in interest to the Issuer, all payments made by the successor person resulting from the Non-U.S. Domicile Transaction (each such successor person resulting from a Non-U.S. Domicile Transaction, a “non-U.S. Payor”) on or with respect to the Exchange Notes will be made without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other similar governmental charge (collectively, “Taxes”) unless such withholding or deduction is required by law or by the interpretation or administration of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)

any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the Exchange Notes is made by or on behalf of a non-U.S. Payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(2)

any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a non-U.S. Payor that makes a payment on the Exchange Notes is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax

(each of clauses (1) and (2), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Exchange Notes, including payments of principal, redemption price, interest or premium, if any, the non-U.S. Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by the holder after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts that would have been received in respect of such payments on the Exchange Notes in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable for or on account of:

(1)

any Taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder, if such holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such Exchange Notes or the enforcement or receipt of any payment in respect thereof;

(2)

any Taxes that would not have been so imposed or levied if the holder of the Exchange Note had complied with a reasonable request in writing of the non-U.S. Payor (such request being made at a time that would enable such holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, identification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or official administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, any such Taxes);

(3)	any Taxes that are payable otherwise than by withholding from a payment on or with respect to the Exchange Notes;

(4)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(5)

any Taxes imposed in connection with an Exchange Note presented for payment (where presentation is required for payment) by or on behalf of a holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Exchange Note to, or otherwise accepting payment from, another paying agent;

(6)

any Taxes payable under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of March 31, 2022 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant thereto, and any intergovernmental agreements implementing the foregoing (including any legislation or other official guidance relating to such intergovernmental agreements); or

(7)	any combination of the above.

Such Additional Amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the Exchange Note for payment (where presentation is required) within 30 days after the relevant payment was due and first made available for payment to the holder (provided that notice of such payment is given to the holders), except to the extent that the holder or beneficial owner or other such person would have been entitled to Additional Amounts on presenting the Exchange Note for payment on any date during such 30-day period or (y) where, had the beneficial owner of the Exchange Note been the holder of the Exchange Note, such beneficial owner would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (7) inclusive above.

The non-U.S. Payor will (i) make or cause to be made any required withholding or deduction and (ii) remit or cause to be remitted the full amount deducted or withheld to the relevant taxing authority of the Relevant Taxing Jurisdiction in accordance with applicable law. The non-U.S. Payor will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each relevant taxing authority of each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee and the holders. If, notwithstanding the efforts of such non-U.S. Payor to obtain such receipts, the same are not obtainable, such non-U.S. Payor will provide the Trustee and the holders with other reasonable evidence.

If any non-U.S. Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Exchange Notes, at least 30 days prior to the date of such payment, the non-U.S. Payor will deliver to the Trustee an officer’s certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the non-U.S. Payor shall deliver such officer’s certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

Wherever in the Indenture, the Exchange Notes, or this “Description of Exchange Notes” there is mention of, in any context:

(1)	the payment of principal;

(2)	redemption prices or purchase prices in connection with a redemption or purchase of Exchange Notes;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the Exchange Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The non-U.S. Payor will pay any present or future stamp, court or documentary Taxes, or any other excise, property or similar Taxes that arise in any Relevant Taxing Jurisdiction from the execution, delivery, issuance, initial resale, registration or enforcement of any Exchange Notes, the Indenture or any other document or instrument in relation thereto (other than a transfer of the Exchange Notes). The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a non-U.S. Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem the Exchange Notes as described above under “—Optional Redemption”, each holder of Exchange Notes will have the right to require that we purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Exchange Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to and conditioned on the occurrence of, any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must deliver a notice to each holder of Exchange Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent and, if the notice is sent prior to the Change of Control, no earlier than the date of the occurrence of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive Exchange Notes electing to have an Exchange Note repurchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Exchange Note completed, to the paying agent at the address specified in the notice. Holders of global notes must transfer their Exchange Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent and DTC (in the case of global notes), in each case prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Our ability to pay cash to the holders of Exchange Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources and, accordingly, sufficient funds may not be available when necessary to make any required purchases.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements applicable to such an offer had it been made by us, and such third party purchases all Exchange Notes properly tendered and not withdrawn under its offer. In addition, we may not repurchase any Exchange Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the Indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the Indenture by virtue of any such conflict.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)

in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person; and

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Issuer and the assets of its subsidiaries taken as a whole to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries);

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) other than (a) the Issuer or one of its subsidiaries or (b) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Issuer’s Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)

the Issuer consolidates with or merges with or into, any person, or any person consolidates with or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Issuer in connection with a bankruptcy or insolvency proceeding.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) the Issuer becomes a direct or indirect wholly-owned subsidiary of another person and (B) (i) the shares of the Issuer’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such person immediately after giving effect to such transaction; or (ii) immediately following that transaction no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P, and if either of Moody’s or S&P ceases to rate the Exchange Notes or fails to make a rating of the Exchange Notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the Exchange Notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by us of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Exchange Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies). If either Rating Agency is not providing a rating of the Exchange Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the board of directors of the Issuer or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).

Certain Covenants

The Indenture contains the following covenants:

Limitation on Secured Debt

The Issuer will not (nor will the Issuer permit any of its subsidiaries to) create, assume, or guarantee any Secured Debt without making effective provision for securing the Exchange Notes equally and ratably with such Secured Debt. This covenant does not apply to debt secured by:

(1)

purchase money mortgages created to secure payment for the acquisition, construction or improvement of any property including, but not limited to, any Indebtedness incurred by the Issuer or a subsidiary of the Issuer prior to, at the time of, or within 18 months after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of such property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on such property;

(2)

mortgages, pledges, liens, security interests or encumbrances (collectively referred to as security interests) on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof, whether or not assumed by the Issuer or a subsidiary of the Issuer, provided such security interests are not created in anticipation or in furtherance of such acquisition;

(3)	security interests on property of any person existing at the time such person becomes a subsidiary;

(4)

security interests on property of a person existing at the time such person is merged or amalgamated into or otherwise consolidated with the Issuer or a subsidiary of the Issuer or at the time of a sale, lease, or other disposition of the properties of a person as an entirety or substantially as an entirety to the Issuer or a subsidiary of the Issuer; provided that no such security interests shall extend to any other Principal Property (as defined below) of the Issuer or such subsidiary prior to such acquisition or to other Principal Property thereafter acquired other than additions or improvements to the acquired property;

(5)

security interests on property of the Issuer or property of a subsidiary of the Issuer in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure Indebtedness of the pollution control or industrial revenue type) in order to permit the Issuer or any subsidiary of the Issuer to perform a contract or to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(6)	security interests on any property or assets of the Issuer or any subsidiary of the Issuer to secure Indebtedness owing by it to the Issuer or any subsidiary of the Issuer;

(7)

liens securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(8)

liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing Indebtedness under any interest swap obligations and currency agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect the Issuer or any of its subsidiaries from fluctuations in interest rates or currencies; or

(9)

any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interest referred to in the foregoing clauses (1)-(8); to the extent that the principal amount thereof is not increased other than by transaction costs and premiums, if any, and no additional Principal Property other than Principal Property permitted to be so secured under the foregoing clauses (1)-(8) is subject thereto.

For the purposes of determining compliance with this covenant, in the event that any Secured Debt meets the criteria of more than one of the types of Secured Debt described above, the Issuer, in its sole discretion, will classify such Secured Debt and only be required to include the amount and type of such Secured Debt in one of clauses (1) through (9) above or under the provision described in “—Exempted Indebtedness” below, and Secured Debt may be divided and classified at the time of incurrence into more than one of the types of Secured Debt described above or under the provision described in “—Exempted Indebtedness” below.

Limitation on Sale and Lease-Back Transactions

The Issuer will not (nor will the Issuer permit any of its subsidiaries to) enter into any sale and lease-back transaction for the sale and leasing back of any Principal Property (a “Sale and Lease-Back Transaction”), whether now owned or hereafter acquired, of the Issuer or any subsidiary of the Issuer, unless:

(1)	such transaction was entered into prior to the issue date of the Exchange Notes;

(2)	such transaction involves a lease for less than three years;

(3)

such transaction involves the sale and leasing back to the Issuer of any Principal Property by one of its subsidiaries, the sale and leasing back to one of the Issuer’s subsidiaries by the Issuer or the sale and leasing back to one of the Issuer’s subsidiaries by another of the Issuer’s subsidiaries;

(4)

the Issuer or such subsidiary would be entitled to incur Secured Debt on the Principal Property to be leased in an amount at least equal to the Attributable Liens (as defined below) with respect to such sale and lease-back transaction without equally and ratably securing the Exchange Notes pursuant to the covenant described under the caption “—Limitation on Secured Debt” above; or

(5)

the Issuer applies an amount equal to the fair market value of the Principal Property sold, within 180 days of such sale and lease-back transaction, to any of (or a combination of) (a) the prepayment or retirement of the Exchange Notes, (b) the prepayment or retirement of Indebtedness for borrowed money of the Issuer or a subsidiary of the Issuer (other than Indebtedness that is contractually subordinated to the Exchange Notes) or (c) the purchase, construction, development, expansion or improvement of Principal Property.

Exempted Indebtedness

Notwithstanding the limitations on Secured Debt and Sale and Lease-Back Transactions described above, the Issuer and any one or more of its subsidiaries may, without securing the Exchange Notes, issue, assume, or guarantee Secured Debt or enter into any Sale and Lease-Back Transaction that would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such Secured Debt then outstanding (other than Secured Debt permitted under the foregoing exceptions) and the Attributable Liens of Sale and Lease-Back Transactions, other than Sale and Lease-Back Transactions described in the preceding paragraph, at such time does not exceed the greater of (i) 15% of the Consolidated Net Tangible Assets of the Issuer calculated as of the date of the creation or incurrence of such Secured Debt or Sale and Lease-Back Transactions and (ii) $2,000 million, in each case after giving effect to such incurrence and the application of the proceeds therefrom.

Limitation on Mergers and Other Transactions

The Issuer may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person, which we refer to as a “successor person,” unless:

(1)

the Issuer is the surviving person or the successor person (if other than the Issuer) is a person organized and validly existing under the laws of any U.S. domestic jurisdiction, any current or former member state of the European Union, Canada or any province of Canada, the United Kingdom, Switzerland, the Republic of Singapore, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture the Issuer’s obligations on the Exchange Notes and under the Indenture (any such transaction resulting in an entity organized or existing under the laws of any jurisdiction other than a U.S. domestic jurisdiction, a “Non-U.S. Domicile Transaction”);

(2)	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the Indenture; and

(3)

we have delivered to the Trustee prior to the consummation of the proposed transaction an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and the supplemental indenture comply with the Indenture.

Reports

The Indenture provides that a copy of any document or report that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be delivered to the Trustee within 30 days after such document or report is required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to the Trustee as of the time such documents are filed via EDGAR, it being understood that the Trustee shall not be responsible for determining whether such filings have been made. Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an officer’s certificate).

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Attributable Liens” means, in connection with a Sale and Lease-Back Transaction, the lesser of:

(1)	the fair market value of the assets subject to such transaction (as determined in good faith by the board of directors of the Issuer or a committee thereof); and

(2)

the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the Indenture (which may include debt securities in addition to the Exchange Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Consolidated Net Tangible Assets” of any specified person means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of all assets of such person and its subsidiaries on a consolidated basis (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Finance Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, as of the end of our most recently completed accounting period for which financial statements are then available and computed in accordance with GAAP applied on a consistent basis.

“Finance Lease” means any Indebtedness represented by a lease obligation of a person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a finance lease in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the issue date.

“Indebtedness” of any specified person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit)) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Finance Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1)	all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2)	to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.

Notwithstanding the foregoing, the term “Indebtedness” excludes any indebtedness of the Issuer or any of the Issuer’s subsidiaries to the Issuer or a subsidiary of the Issuer.

“Principal Property” means the land, improvements, buildings, fixtures and/or equipment (including any leasehold interest therein) constituting any manufacturing, assembly or test plant, distribution center, research facility, design facility, administrative facility, or sales and marketing facility (in each case, whether now owned or hereafter acquired) which is owned or leased by the Issuer or any of its subsidiaries, unless such plant, center or facility has a fair market value of less than $10 million or unless the board of directors of the Issuer or a committee thereof has determined in good faith that such office, plant, center or facility is not of material importance to the total business conducted by the Issuer and its subsidiaries taken as a whole. Notwithstanding the foregoing, the land, improvements, buildings, fixtures and/or equipment (including any leasehold interest therein) constituting (i) the principal corporate offices or primary campuses of the Issuer (whether owned or leased by the Issuer or a wholly-owned subsidiary of the Issuer) and (ii) the office campus located in Irvine, California, in each case shall not constitute Principal Property.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Secured Debt” means indebtedness for borrowed money that is secured by a security interest in any Principal Property.

Events of Default

Each of the following is an “event of default” with respect to the Exchange Notes:

(1)

default in the payment of any interest, including any additional interest, on the Exchange Notes of such series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the Trustee or with a paying agent prior to the expiration of such 30-day period);

(2)	default in the payment of principal of the Exchange Notes of such series when due and payable;

(3)

default in the performance or breach of any other covenant or warranty by us in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the Exchange Notes of such series), which default continues uncured for a period of 60 days after we receive written notice from the Trustee or we and the Trustee receive written notice from the holders of not less than 25% in principal amount of the Exchange Notes then outstanding of such series as provided in the Indenture; and

(4)	certain events of bankruptcy, insolvency or reorganization of the Issuer.

No event of default with respect to a series of Exchange Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or acceleration under the Indenture may constitute an event of default under certain of the Issuer’s other indebtedness that may be outstanding from time to time.

If an event of default with respect to a series of Exchange Notes occurs and is continuing (other than an event of default regarding certain events of bankruptcy, insolvency or reorganization of the Issuer), then the Trustee or the holders of not less than 25% in principal amount of the Exchange Notes then outstanding of that series may declare the principal amount of and accrued and unpaid interest, if any, on all Exchange Notes of that series to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders), and upon such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of the Issuer, the principal of and accrued and unpaid interest, if any, on all Exchange Notes then outstanding will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Exchange Notes then outstanding. At any time after such a declaration of acceleration with respect to a series of Exchange Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the holders of a majority in principal amount of the Exchange Notes then outstanding of that series, by written notice to us and the Trustee, may rescind and annul such a declaration and its consequences if all events of default with respect to the Exchange Notes of that series, other than the non-payment of accelerated principal and interest, if any, with respect to the Exchange Notes of that series, have been cured or waived as provided in the Indenture.

Any notice of default, notice of acceleration or instruction to the Trustee to provide a notice of default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (each a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Issuer and the Trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of default shall be deemed a continuing representation until the resulting event of default is cured or otherwise ceases to exist or the Exchange Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owners of the Exchange Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Exchange Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an officer’s certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any event of default that resulted from the applicable Noteholder Direction, the cure period with respect to such default shall be automatically stayed and the cure period with respect to such event of default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Exchange Notes, the Issuer provides to the Trustee an officer’s certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such default shall be automatically stayed and the cure period with respect to any event of default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Exchange Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such event of default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such default or event of default.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any holder or any other Person in acting in good faith on a Noteholder Direction.

The Indenture provides that the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of Exchange Notes, unless such holders have offered (and if requested, provided) the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the Exchange Notes then outstanding of the affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Exchange Notes of such series.

No holder of any Exchange Note of any series has any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy under the Indenture, unless:

•	that holder has previously given written notice to the Trustee of a continuing event of default with respect to the Exchange Notes of that series; and

•

the holders of at least 25% in principal amount of the Exchange Notes then outstanding of that series shall have made written request to the Trustee, and offered (and if requested, provided) indemnity or security satisfactory to the Trustee, to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture, and the Trustee has not received from the holders of a majority in principal amount of the Exchange Notes then outstanding of that series a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity or security.

The Indenture requires us, within 120 days after the end of the Issuer’s fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Exchange Notes of any default or event of default (except in payment on any Exchange Notes of that series) with respect to Exchange Notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those Exchange Notes (it being understood that the Trustee does not have an affirmative duty to determine whether any action is not in the interest of any holder) or that would involve the Trustee in personal liability. The Trustee will not be deemed to have knowledge of any default or event of default unless written notice of such default or event of default has been delivered to the Trustee at its office specified in the Indenture and such notice references the Exchange Notes and the Indenture and states that it is a “Notice of Default”.

As used herein in relation to Events of Default, the following terms have the meanings set forth below.

“Derivative Instrument” with respect to a person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such person or any affiliate of such person that is acting in concert with such person in connection with such person’s investment in the Exchange Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Exchange Notes and/or the creditworthiness of the Issuer.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/ or the payment or delivery obligations under which generally decrease, with positive changes to the Issuer and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Issuer.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Exchange Notes, plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer immediately prior to such date of determination.

“Screened Affiliate” means any affiliate of a holder (i) that makes investment decisions independently from such holder and any other affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its subsidiaries, (iii) whose investment policies are not directed by such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the Exchange Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other affiliate of such holder that is acting in concert with such holders in connection with its investment in the Exchange Notes.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Issuer and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Issuer.

Modification and Waiver

Except as described below, we may modify and amend the Indenture and the Exchange Notes only with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding of a series. We may not make any modification or amendment without the consent of each holder of each affected series of Exchange Notes issued under the Indenture then outstanding if that amendment will:

•	reduce the principal amount of Exchange Notes of a series whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any Exchange Note;

•	reduce the principal of or premium on or change the fixed maturity of any Exchange Note;

•

waive a default in the payment of the principal of, or premium and interest on, any Exchange Note (except a rescission of acceleration of Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium and interest on, any Exchange Note payable in currency other than U.S. dollars;

•

amend the contractual right to institute suit for the enforcement of any payment of the principal of, and premium and interest (including Additional Amounts) on, the Exchange Notes on or after the due dates expressed or provided for in such Exchange Notes;

•	make any change to the provisions relating to waivers or amendments;

•	waive a redemption payment with respect to any Exchange Note; provided that such redemption is made at our option; or

•

make any change in the provisions of the Indenture described under “—Additional Amounts” that adversely affects the right of any holder of such Exchange Notes or amends the terms of such Exchange Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the non-U.S. Payor agrees to pay Additional Amounts, if any, in respect thereof.

Except for certain specified provisions, the holders of at least a majority in principal amount of the Exchange Notes of a series may on behalf of the holders of all Exchange Notes of such series waive our compliance with provisions of the Indenture. The holders of a majority in principal amount of the Exchange Notes may on behalf of the holders of all Exchange Notes waive any past default under the Indenture with respect to the Exchange Notes and its consequences, except a default in the payment of the principal of, or premium and any interest on, the Exchange Notes; provided, however, that the holders of a majority in principal amount of the Exchange Notes then outstanding of a series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, we and the Trustee may modify and amend the Indenture or the Exchange Notes to:

•

cure any ambiguity, to correct any mistake, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make other provisions in regard to matters or questions arising under the Indenture;

•

evidence that another person has become a successor of the Issuer and that the successor assumes the Issuer’s covenants, agreements, and obligations in the Indenture and in the Exchange Notes in accordance with the Indenture;

•	surrender any of the Issuer’s rights or powers under the Indenture or add to the Issuer’s covenants further covenants for the protection of the holders of all or any series of Exchange Notes;

•	add any additional events of default for the benefit of the holders of all or any series of Exchange Notes;

•	conform any provision in the Indenture to this “Description of Exchange Notes”;

•	secure the Exchange Notes;

•

provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided, that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code);

•	make any change that does not adversely affect the rights of any holder of Exchange Notes;

•

evidence and provide for the acceptance of appointment of a successor trustee with respect to the Exchange Notes and add to or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Defeasance and Discharge

Legal Defeasance. The Indenture provides that we may be discharged from any and all obligations in respect of the Exchange Notes (except for certain obligations to register the transfer or exchange of the Exchange Notes, to replace stolen, lost or mutilated Exchange Notes, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the Trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the Exchange Notes on the stated maturity of those payments in accordance with the terms of the Indenture and the Exchange Notes.

This discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service (“IRS”) a ruling or, since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders and beneficial owners of the Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The Indenture provides that upon compliance with certain conditions:

•	we may omit to comply with most covenants set forth in the Indenture; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the Exchange Notes, or covenant defeasance.

The conditions include:

•

depositing with the Trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the Exchange Notes on the stated maturity of those payments in accordance with the terms of the Indenture and the Exchange Notes; and

•

delivering to the Trustee an opinion of counsel to the effect that the holders and beneficial owners of the Exchange Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Satisfaction and Discharge

The Indenture will be discharged and cease to be of any further effect (except as to the surviving rights of the Trustee and the Issuer’s obligations in connection therewith, as expressly provided for in the Indenture) as to all Exchange Notes then outstanding of any series if:

•	we have delivered to the Trustee for cancellation all Exchange Notes of that series (with certain limited exceptions); or

•

all Exchange Notes of that series not previously delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and in any such case we have deposited with the Trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of the principal, premium and interest due with respect to those Exchange Notes;

and if, in either case, we also pay or cause to be paid all other sums payable under the Indenture by us and deliver to the Trustee an officer’s certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the Indenture have been complied with.

Book-Entry, Delivery and Form

The Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Outstanding Notes were issued only against payment in immediately available funds.

The global notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below. Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the global notes may not be exchanged for Exchange Notes in certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to act as a depositary for such global note or (2) ceases to be a clearing agency registered under the Exchange Act, and, in either case, we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days; or

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the certificated notes.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in such names as DTC shall direct in writing in an aggregate principal amount equal to the principal amount of the global notes with like tenor and terms.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the Trustee with portions of the principal amount of the global notes; and

•

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the global notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest, additional interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the Exchange Notes under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Exchange Notes, including the global notes, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC’s current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Exchange Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Exchange Notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such Exchange Notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our respective agents (including, without limitation, the Exchange Agent) will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive Exchange Notes, the holders of definitive Exchange Notes will be able to receive payments of principal of and interest on their Exchange Notes at the office of our paying agent. Payment of principal of a definitive Exchange Note may be made only against surrender of the Exchange Note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of Exchange Note holders maintained by the registrar.

We will make any required interest payments to the person in whose name an Exchange Note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as our paying agent for payments on the Exchange Notes. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the Exchange Notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for Exchange Notes in definitive form, notices to holders of the Exchange Notes will be delivered to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The Indenture provides that, except during the continuance of an event of default actually known to a responsible officer of the Trustee, the Trustee will perform only those duties that are specifically set forth in the Indenture and no others. If an event of default has occurred and is continuing that is actually known to a responsible officer of the Trustee, the Trustee shall exercise the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act, incorporated by reference in the Indenture contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any of our affiliates. If the Trustee acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The Indenture and the Exchange Notes, including any claim or controversy arising out of or relating to the Indenture or the Exchange Notes, are governed by the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the exchange of Outstanding Notes for Exchange Notes in the Exchange Offer, but it does not purport to be a complete analysis of all potential tax considerations. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, administrative rulings and published positions of the IRS, and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This discussion applies only to holders that are beneficial owners of Outstanding Notes that purchased Outstanding Notes in the initial offering at their original “issue price” (the first price at which a substantial amount of the Outstanding Notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that hold such Outstanding Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations that may be relevant to subsequent purchasers of Outstanding Notes or Exchange Notes. This discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status and it does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, broker-dealers, traders in securities that elect mark-to-market tax treatment, insurance companies, Subchapter S corporations, grantor trusts, partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), real estate investment trusts, regulated investment companies, insurance companies, corporations treated as “personal holding companies,” United States expatriates, tax-exempt organizations, persons liable for any alternative minimum tax, U.S. holders that have a functional currency other than the United States dollar, “controlled foreign corporations,” “passive foreign investment companies,” persons that are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement” or persons who hold Outstanding Notes as part of a straddle, hedge, conversion or other risk reduction transaction or integrated investment). This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Outstanding Notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding Outstanding Notes should consult their tax advisors regarding the tax consequences to them of exchanging Outstanding Notes for Exchange Notes in the Exchange Offer.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXCHANGE OF THE OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO

YOU OF EXCHANGING THE OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER AS WELL AS THE APPLICATION OF ANY NON-INCOME TAX LAWS OR ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of Outstanding Notes for Exchange Notes in the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of Exchange Notes in the Exchange Offer, your basis in the Exchange Notes received in the Exchange Offer will be the same as your basis in the Outstanding Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Exchange Notes will include your holding period in the Outstanding Notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. To the extent any such broker-dealer participates in the Exchange Offer, we have agreed that for a period of up to 180 days after the day the Exchange Offer expires (or such shorter period if a broker-dealer is no longer required to deliver a prospectus), we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may request.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Outstanding Notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of Outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this Exchange Offer with respect to U.S. law will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended November 2, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Broadcom Inc.

Exchange Offer for

Up to $750,000,000 4.000% Senior Notes due 2029

Up to $1,200,000,000 4.150% Senior Notes due 2032

PROSPECTUS

June 17, 2026